Exhibit 5.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
November 9, 2023	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
Simon Property Group, L.P.	London	Tokyo
225 West Washington Street	Los Angeles	Washington, D.C.
Indianapolis, Indiana 46204	Madrid

Re:	$500,000,000 6.250% Notes Due 2034
$500,000,000 6.650% Notes Due 2054

To the addressee set forth above:

We have acted as special counsel to Simon Property Group, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the issuance of (i) $500,000,000 aggregate principal amount of the Operating Partnership’s 6.250% Notes due 2034 (the “2034 Notes”) and (ii) $500,000,000 aggregate principal amount of the Operating Partnership’s 6.650% Notes due 2054 (the “2054 Notes” and, together with the 2034 Notes, the “Notes”) under a base indenture, dated as of November 26, 1996, among Simon DeBartolo Group, L.P., Simon Property Group, L.P., a Delaware limited partnership that, effective December 31, 1997, was merged into Simon DeBartolo Group, L.P. (the merged entity being the Operating Partnership), and The Bank of New York Mellon Trust Company, N.A. (successor to The Chase Manhattan Bank), as trustee (the “Trustee”) (the “Base Indenture”), as amended and supplemented by the Forty-Fifth Supplemental Indenture, dated as of November 9, 2023 (together with the Base Indenture, the “Indenture”), in connection with the issuance of the 2034 Notes and 2054 Notes, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2021 (Registration No. 333-253559-01) (as so filed and as amended, the “Registration Statement”), a prospectus dated February 26, 2021, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement dated November 6, 2023, filed with the Commission pursuant to Rule 424(b) under the Act on November 8, 2023 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated as of November 6, 2023 (the “Underwriting Agreement”), among the Operating Partnership and the underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

November 9, 2023 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York and Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their respective terms.

Our opinions are subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

(c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy.

We express no opinion with respect to (i) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (iii) waivers of rights or defenses contained in Section 514 of the Base Indenture, (iv) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (v) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (vi) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (vii) waivers of broadly or vaguely stated rights, (viii) provisions for exclusivity, election or cumulation of rights or remedies, (ix) provisions authorizing or validating conclusive or discretionary determinations, (x) grants of setoff rights, (xi) proxies, powers and trusts, (xii) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, and (xiii) the severability, if invalid, of provisions to the foregoing effect.

November 9, 2023 Page 3

With your consent, except to the extent we have expressly opined as to such matters with respect to the Operating Partnership, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Operating Partnership’s Form 8-K, dated November 9, 2023, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP